Exhibit 99.1

Accelerate Diagnostics Announces Executive Transition:
Lawrence Mehren to Retire as Chief Executive Officer;
Jack Phillips Appointed as Successor

TUCSON, Ariz., December 4, 2019 – Accelerate Diagnostics, Inc. (NASDAQ:AXDX) today announced that Lawrence Mehren will retire from the company. Jack Phillips, the company’s Chief Operating Officer, has been unanimously appointed by the board to the position, effective February 1, 2020. Mr. Mehren will support the transition process, remaining as a key advisor to the company through 2021. This move is the culmination of a succession plan initiated in 2018 by Mr. Mehren and the board to prepare the company for the next phase of commercial growth.

Mr. Phillips has been the company’s Chief Operating Officer since September 1, 2019. Prior to joining Accelerate Diagnostics, he was the President and CEO of Roche Diagnostics, North America, for nearly a decade. Under his leadership, Roche Diagnostics advanced from third in market share to become the top-ranked in vitro diagnostics (IVD) company in North America.

Mr. Mehren has been Accelerate Diagnostics’ CEO since its restructuring in 2012. During his tenure, the company developed and launched its groundbreaking Accelerate Pheno™ instrument, which has demonstrated significant clinical benefits in multiple independent clinical trials for patients with bloodstream infections. As of the end of the third quarter, the company has placed 447 instruments in 25 countries, establishing a market-leading position in rapid ID/AST.

“When we started this journey in 2012, many thought that developing the Pheno would be impossible. Fast forward to the present, and over 100 studies have confirmed its performance and clinical value, and the instrument has been adopted by a number of the most prominent hospitals around the world. We believe that we are well on our way to becoming the standard of care for bloodstream infections, and we are absolutely thrilled to have someone of Jack’s caliber take the helm at this stage of the company’s growth,” commented Mr. Mehren.

Mr. Phillips commented, “Since joining the company, I have met with a number of customers from across the globe. This experience has increased my confidence that we have the pieces in place for success. We have an impactful instrument that is delivering lifesaving answers while lowering costs. We also have a loyal group of highly enthusiastic customers. Further, the company has a dynamic culture and a dedicated, highly skilled management team. I couldn’t be more enthusiastic about the opportunity to lead Accelerate and build on the team’s success.”

“On behalf of the entire board, I would like to sincerely thank Larry for his dedication and contributions to Accelerate,” said John Patience, Chairman of the Board. “Under Larry’s vision and leadership, we created a new market for rapid ID/AST and established the company as the market leader by innovating and delivering lifesaving answers for the global challenges of antibiotic resistance and sepsis. I also welcome and congratulate Jack as incoming CEO. He is a proven leader who brings world-class commercial skills to Accelerate. We are delighted that Jack will be leading our company while continuing to benefit from Larry’s considerable experience.”

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. is an in vitro diagnostics company dedicated to providing solutions for the global challenges of antibiotic resistance and sepsis. The Accelerate Pheno™ system and Accelerate PhenoTest™ BC kit combine several technologies aimed at reducing the time clinicians must wait to determine the most optimal antibiotic therapy for deadly infections. The FDA cleared system and kit fully automate the sample preparation steps to report phenotypic antibiotic susceptibility results in approximately 7 hours direct from positive blood cultures. Recent external studies indicate the solution offers results 1–2 days faster than existing methods, enabling clinicians to optimize antibiotic selection and dosage specific to the individual patient days earlier.

The “ACCELERATE DIAGNOSTICS” and “ACCELERATE PHENO” and “ACCELERATE PHENOTEST” and diamond shaped logos and marks are trademarks or registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products and technology, or recent publications, visit axdx.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned "Risk Factors" in the company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2019, and in any other reports that the company files with the Securities and Exchange Commission. The company's forward-looking statements could be affected by general industry and market conditions. Except as required by federal securities laws, the company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

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Investor Inquiries:

Laura Pierson, Accelerate Diagnostics, +1 520 365-3100, investors@axdx.com

Media Contact:

Andrew Chasteen, Accelerate Diagnostics, +1 520 365-3100, achasteen@axdx.com

Source: Accelerate Diagnostics Inc.